EXHIBIT 99.1

CORRECTED

Record Revenues and Earnings for Greystone Logistics

TULSA, OK -- (Marketwire) – 07/12/12 -- Greystone Logistics, Inc. (OTCBB: GLGI). Customer demand in the fourth quarter for a broad range of recycled plastic shipping pallets and steady sales volume for reprocessed plastic for resale drove record sales and income at Greystone for the year ending May 31, 2012 ("Greystone Logistics" or the "Company").

Tulsa-based Greystone Logistics recorded sales for the corporate year ending May 31, 2012, or fiscal year 2012, of $24,186,047 compared to $20,501,824 in fiscal year 2011 for an increase of $3,684,223 or 18%. The Company recorded net income of $2,323,756 during fiscal year 2012 compared to a net loss of (847,204) in fiscal year 2011 for an increase of $3,170,963.  Net income available to the common shareholders of Greystone Logistics for fiscal year 2012 was $1,934,039, or $.07 per share, compared to a net loss in fiscal year 2011 of $(770,095), or ($.03) per share. Earnings before interest taxes depreciation or amortization (EBITDA) for the Company, excluding EBITDA with respect to non-controlling interests, were $3,889,956 for fiscal year 2012.

Warren Kruger, CEO, stated, “Our entire organization is delivering on the Company’s goals and producing results that are in line with the expectations laid out in our business plan.   The diligence and patience exhibited while working through an extended series of challenges and opportunities is being rewarded.  Plastic pallets are more frequently being recognized as a necessity rather than a luxury and our 100% recycled plastic products help the environment while providing sustainable money saving solutions.  Growth is coming from a broad range of products with concentrations in the beverage, agriculture, and pharmaceutical industries.”  Kruger continued, “Looking ahead to our corporate fiscal year 2013, we will earnestly continue to build value for our shareholders as I anticipate a double digit increase in revenue from resin sales, current pallet designs and new products and innovations in the pipeline.”

Greystone Logistics is a "Green" manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells and leases high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company's technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics' Form 10-K for the fiscal year ended May 31, 2011. For additional information in relation to Greystone Logistics and its products see Form 10-Q for the quarterly period ended February 29, 2012.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.
Condensed Consolidated Statement of Income
For the Year Ended May 31, 2012

Sales	$24,186,047

Gross Profit	5,202,485

Operating Profit	3,246,443

Net Income	2,323,756

Income Attributable to Non-Controlling Interests	147,525

Preferred Dividends	242,192

Net Income to Common Shareholders	$1,934,039

Per Share of Common Stock –
Basic and Diluted	$0.07

Average Shares of Common Stock Outstanding	26,111,201

Supplemental Information:

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) -

Net Income	$2,323,756
Add:
Interest Expense	895,778
Provision for Income Taxes	25,000
Depreciation and Amortization	1,125,822
4,370,356

Less: EBITDA Attributable to Non-Controlling Interests	480,400

EBITDA, excluding Non-Controlling Interests (A)	$3,889,956

(A) EBITDA represents income before income taxes plus interest, depreciation and amortization.  The EBITDA presented above while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:
     Contact:
     Warren F. Kruger
     President/CEO
     Corporate Office
     1613 East 15th Street
     Tulsa, Oklahoma  74120
     (918) 583-7441
     (918) 583-7442 (FAX)
     http://www.greystonelogistics.com